        Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Natural Gas Services Group, Inc. (“Natural Gas Services Group,” “NGS,” the “Company,” “we,”“us” or “our”) and the historical financial statements of Flatrock Compression Holdings, LLC (“Flatrock”), as of and for the three months ended March 31, 2026 and for the year ended December 31, 2025, respectively.
On June 12, 2026 (the “Acquisition Date”), we executed and closed a Securities Purchase Agreement (the “SPA”) with Flatrock , the holders of all of the membership interests of Flatrock (the “Sellers”) and Mule Deer Sky LLC, acting as the Sellers Representative, to acquire all of the issued and outstanding membership interests of Flatrock from the Sellers, including a current rented fleet of 87,233 horsepower, in exchange for (i) 241,803 shares of common stock, par value $0.01 per share of the Company (“Common Stock”), (ii) $108.9 million in cash, subject to customary post-closing adjustments, and (iii) the right to receive certain royalty payments pursuant to a royalty agreement (the “Acquisition”).
The following unaudited pro forma financial information gives effect to the Acquisition and includes the impacts of (a) the Acquisition, including the extinguishment of Flatrock’s outstanding debt, and (b) borrowings under the Company’s Amended and Restated Credit Agreement with Texas Capital Bank, as administrative agent, and the lenders party thereto (the “Credit Facility”) to fund the cash portion of the Acquisition consideration and other transaction costs (the “Financing”).
The unaudited pro forma combined financial information related to the Acquisition has been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“GAAP”). We have determined that Natural Gas Services Group was the acquirer for accounting purposes, and thus accounts for the Acquisition as a business combination in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The preliminary allocation of the total purchase price in the Acquisition is based upon management’s estimates of and assumptions related to the fair value of assets acquired and liabilities assumed. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and the final purchase price allocation and the resulting effect on our financial position and results of operations may differ significantly from the pro forma amounts included herein.
The unaudited pro forma condensed combined balance sheet as of March 31, 2026, gives effect to the Acquisition and the Financing as if they had occurred on March 31, 2026.
The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026, and for the year ended December 31, 2025, give effect to the Acquisition and the Financing as if they had occurred on January 1, 2025.
The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations have been derived from and should be read in conjunction with the following financial statements, which are included as an exhibit to this Current Report or are included in our Form 10-K for the fiscal year ended December 31, 2025, or Form 10-Q for the quarter ended March 31, 2026:
•the historical unaudited condensed consolidated financial statements and the related notes of Natural Gas Services Group as of and for the three months ended March 31, 2026, which are included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the Securities and Exchange Commission (“SEC”) on May 11, 2026;
•the historical audited consolidated financial statements and the related notes of Natural Gas Services Group for the year ended December 31, 2025, which are included in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 16, 2026;
•the historical unaudited condensed consolidated financial statements and the related notes of Flatrock as of and for the three months ended March 31, 2026, which are included as Exhibit 99.2 to this Current Report; and
•the historical audited consolidated financial statements and the related notes of Flatrock for the year ended December 31, 2025, which are included as Exhibit 99.1 to this Current Report.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The pro forma adjustments are based on available information and upon assumptions that we believes are reasonable under the circumstances to reflect, on a pro forma basis, the effect of the Acquisition and the Financing as described above. The adjustments are described in the notes to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations.

        Exhibit 99.3

The unaudited pro forma condensed combined financial information is included for informational purposes only. The unaudited pro forma condensed combined financial information should not be relied upon as being indicative of our results of operations or financial condition had the Acquisition and Financing occurred on the dates assumed. The unaudited pro forma condensed combined financial information also does not project our results of operations or financial position for any future period or date, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, asset dispositions, cost savings, or economies of scale that the combined company may achieve with respect to the combined operations. A number of factors may affect the results. Specifically, the unaudited pro forma condensed combined statements of operations does not include projected synergies expected to be achieved as a result of the Acquisition and any associated costs that may be required to be incurred to achieve the identified synergies. The unaudited proforma condensed combined statements of operations also exclude the effects of costs of integration activities and any asset dispositions that may result from the Acquisition. The unaudited pro forma condensed combined statements of operations and balance sheet should be read in conjunction with the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,”our consolidated financial statements and related notes and other sections of our Annual Report on Form 10-K for the year ended December 31, 2025, our Current Report on Form10-Q for the quarter ended March 31, 2026, and Flatrock’s financial statements and related notes included as exhibits to this Current Report.

        Exhibit 99.3

UNAUDITED CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2026 (in thousands)
	Natural Gas Services Group, Inc.	Flatrock Compression Holdings LLC	Pro Forma Transaction Adjustments		Pro Forma Financing Adjustments		Natural Gas Services Group, Inc. Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$2,311	$31	$(111,983)	A,B	$112,000	C	$2,359
Trade accounts receivable, net	22,950	3,004	(251)	A	—		25,703
Inventory, net	21,780	6,797	96	A	—		28,673
Income taxes receivable and prepayments	1,690	—	—		—		1,690
Prepaid expenses and other	3,352	483	(215)	A	—		3,620
Assets held for sale	10,986	—	—		—		10,986
Total current assets	63,069	10,315	(112,353)		112,000		73,031
Property and equipment, net	515,021	57,783	52,524	A	—		625,328
Goodwill	—	2,840	(2,016)	A	—		824
Intangible assets, net	—	3,899	(2,748)	A	—		1,151
Other assets	10,825	1,242	40	A	—		12,107
Total assets	$588,915	$76,079	$(64,553)		$112,000		$712,441
LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$11,486	$2,175	$(277)	A	$—		$13,384
Accrued liabilities	11,848	1,904	(80)	A	—		13,672
Line of credit	—	42,561	(42,561)	A	—		—
Total current liabilities	23,334	46,640	(42,918)		—		27,056
Long-term debt	226,000	—	—		112,000	C	338,000
Deferred income taxes	54,653	—	315	A	—		54,968
Other long-term liabilities	4,394	733	28	A	—		5,155
Total liabilities	308,381	47,373	(42,575)		112,000		425,179
Stockholders’/Members’ Equity
Members’ equity	—	28,706	(28,706)	A	—		—
Common stock	139	—	2	A	—		141
Additional paid-in capital	121,261	—	9,997	A	—		131,258
Retained earnings	174,138	—	(3,271)	B	—		170,867
Treasury stock	(15,004)	—	—		—		(15,004)
Total stockholders’/members’ equity	280,534	28,706	(21,978)		—		287,262
Total liabilities and stockholders’ equity	$588,915	$76,079	$(64,553)		$112,000		$712,441

See Note 2 for a description of the Pro Forma Transaction and Pro Forma Financing adjustments.

        Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2026 (in thousands, except per share amounts)
	Natural Gas Services Group, Inc.	Flatrock Compression Holdings LLC	Pro Forma Transaction Adjustments		Pro Forma Financing Adjustments		Natural Gas Services Group, Inc. Pro Forma
Revenue:
Rental	$47,115	$8,939	$—		$—		$56,054
Sales and aftermarket services	1,352	1,114	—		—		2,466
Total revenue	48,467	10,053	—		—		58,520
Cost of revenues (excluding depreciation and amortization)	18,219	3,786	—		—		22,005
Selling, general and administrative	6,508	1,544	—		—		8,052
Depreciation and amortization	10,325	2,454	(253)	A	—		12,526
Retirement of rental equipment	412	—	—		—		412
Gain on disposition of assets, net	(70)	(21)	—		—		(91)
Total operating expenses	35,394	7,763	(253)		—		42,904
Operating income	13,073	2,290	253		—		15,616
Other income (expense):
Interest expense	(4,028)	(807)	807	B	(1,820)	B	(5,848)
Other income (expense), net	(126)	(14)	—		—		(140)
Total other expense, net	(4,154)	(821)	807		(1,820)		(5,988)
Income before income taxes	8,919	1,469	1,060		(1,820)		9,628
Provision for income taxes	(2,156)	(32)	(223)	C	382	C	(2,029)
Net income	$6,763	$1,437	$837		$(1,438)		$7,599
Earnings per share:
Basic	$0.54						$0.59
Diluted	$0.53						$0.59
Weighted average shares outstanding:
Basic	12,584		242	A			12,826
Diluted	12,746		242	A			12,988

See Note 3 for a description of the Pro Forma Transaction and Pro Forma Financing adjustments.

        Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2025 (in thousands, except per share amounts)
	Natural Gas Services Group, Inc.	Flatrock Compression Holdings LLC	Pro Forma Transaction Adjustments		Pro Forma Financing Adjustments		Natural Gas Services Group, Inc. Pro Forma
Revenue:
Rental	$164,326	$32,226	$—		$—		$196,552
Sales and aftermarket services	7,989	6,593	—		—		14,582
Total revenue	172,315	38,819	—		—		211,134
Cost of revenues (excluding depreciation and amortization)	71,778	16,297	—		—		88,075
Selling, general and administrative	22,411	5,958	3,271	D	—		31,640
Depreciation and amortization	36,656	10,771	(1,969)	A	—		45,458
Impairments	2,600	—	—		—		2,600
Inventory allowance	1,114	—	—		—		1,114
Retirement of rental equipment	728	—	—		—		728
Gain on disposition of assets, net	(270)	(126)	—		—		(396)
Total operating expenses	135,017	32,900	1,302		—		169,219
Operating income	37,298	5,919	(1,302)		—		41,915
Other income (expense):
Interest expense	(13,565)	(3,066)	3,066	B	(7,280)	B	(20,845)
Interest income	2,444	—	—		—		2,444
Other income (expense), net	354	(272)	—		—		82
Total other expense, net	(10,767)	(3,338)	3,066		(7,280)		(18,319)
Income before income taxes	26,531	2,581	1,764		(7,280)		23,596
Provision for income taxes	(6,603)	(128)	(370)	C	1,529	C	(5,572)
Net income	$19,928	$2,453	$1,394		$(5,751)		$18,024
Earnings per share:
Basic	$1.59						$1.41
Diluted	$1.57						$1.39
Weighted average shares outstanding:
Basic	12,538		242	A			12,780
Diluted	12,695		242	A			12,937

See Note 3 for a description of the Pro Forma Transaction and Pro Forma Financing adjustments.

        Exhibit 99.3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (in thousands, except per share amounts or where otherwise indicated)
1.    Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X to reflect the Acquisition and the Financing. The unaudited pro forma condensed combined financial information presents the pro forma financial condition and results of operations of Natural Gas Services Group based upon the historical financial information of the Company and Flatrock after giving effect to the Acquisition and the Financing and related adjustments as set forth in the notes to the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not reflect any management adjustments for expected effects of the Acquisition, including any costs savings from potential operating efficiencies, or associated costs incurred to achieve such savings, and for synergies that are expected to result from the Acquisition; nor does it include any costs associated with integration activities resulting from the Acquisition to the extent they arise. However, such costs could affect us following the closing of the Acquisition in the period the costs are incurred.
The unaudited pro forma condensed combined balance sheet as of March 31, 2026, gives effect to the Acquisition and the Financing as if they had occurred on March 31, 2026.
The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025, gives effect to the Acquisition and the Financing as if they had occurred on January 1, 2025.
Acquisition
On June 12, 2026, we completed the transaction contemplated by the SPA, whereby we purchased all of the issued and outstanding membership interests in Flatrock from the Sellers for consideration consisting of (i) aggregate cash consideration of $108.9 million paid on the Acquisition Date, (ii) 241,803 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issued on the Acquisition Date (such shares of Common Stock, the “Stock Consideration”) and (iii) contingent consideration of approximately $0.1 million.
Financing
We funded the cash consideration for the Acquisition from borrowings under the Credit Facility. Our Credit Facility provides for loans with rates based on a Base Rate or Term Secured Overnight Financing Rate (“SOFR”), as defined in the Credit Facility, plus an applicable margin ranging from 1.50% to 2.25% for Base Rate loans or 2.50% to 3.25% depending on the leverage ratio as of the most recently ended quarter. In connection with borrowings for the Acquisition, we assumed borrowings that, as of the Acquisition Date, had an applicable interest rate of 6.5%.

        Exhibit 99.3

2.    Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
The following adjustments were made related to the unaudited pro forma condensed combined balance sheet as of March 31, 2026. Actual results may differ materially from the assumptions and estimates contained herein.
The pro forma adjustments are based on currently available information and certain estimates and assumptions that the Company believes provide a reasonable basis for presenting the significant effects of (i) the Acquisition and (ii) the Financing. General descriptions of the pro forma adjustments are as follows:
(A)    Reflects the purchase price allocation adjustments to record Flatrock’s assets and liabilities at estimated fair value based on the consideration conveyed, as detailed below.

Cash (1)	$108,928
Equity consideration (241,803 shares of Common Stock)	9,999
Contingent consideration	53
Total consideration	$118,980
(1)    Includes $45.7 million to repay Flatrock’s outstanding debt.
The preliminary purchase price allocation is as follows:

Property and equipment (1)	$110,307
Intangible assets (2)	1,151
Right of use assets (3)	1,369
Goodwill	824
Current assets	10,075
Current liabilities (3)	(3,722)
Noncurrent liabilities (3)	(709)
Deferred income taxes	(315)
Total consideration	$118,980
(1)    Substantially all of the fair value of property and equipment is attributable to compressors and related equipment. The estimated weighted-average remaining useful life of the compression assets was 14.8 years.
(2)    Intangible assets include the following:

Description	Fair Value	Useful Life	Valuation Methodology
Tradename	$265	5 years	Relief from royalty
Developed technology	$886	5 years	Relief from royalty
(3)    Includes adjustments attributable to Flatrock’s finance lease assets and liabilities for approximately $0.1 million, respectively.
(B)    Reflects the payment of $3.3 million attributable to our transaction costs including legal, due diligence, valuation, accounting and other related costs incurred after the financial statements presented.
(C)    Reflects borrowings under the Credit Facility to finance the cash portion of the Acquisition and related transactions, including $42.6 million to repay Flatrock’s outstanding debt.

        Exhibit 99.3

3.    Notes to Unaudited Pro Forma Condensed Combined Statements of Operations
The following adjustments were made related to the unaudited pro forma condensed combined statements of operations for the three months ended March 31,2026, and for the year ended December 31, 2025.
(A)    Reflects the adjustment in depreciation and amortization expense related to assets that will be stepped up in basis as a result of the Acquisition. The intangibles are comprised of a tradename and developed technology, which were adjusted to fair value based on the purchase price allocation described above. The depreciation and amortization expense was calculated on a straight-line basis using the estimated remaining useful lives of the assets, which varied among the different assets.
(B)    Reflects the adjustment to record (i) interest expense related to the amounts funded under the Credit Facility as part of the Acquisition and (ii) the elimination of historical interest expense associated with the elimination of Flatrock’s outstanding debt. A change of 1/8 percent in the assumed interest rate would change pro forma interest expense, and consequently pro forma income before income taxes, by less than $0.1 million and approximately $0.1 million for the three months ended March 31, 2026 and the year ended December 31, 2025, respectively. The effect on pro forma net income and pro forma basic and diluted earnings per share for these periods would not be significant.
(C)    Reflects the tax impact of transitioning Flatrock, which was previously a pass-through entity for tax purposes, into a taxable entity, calculated using the statutory income tax rate of 21%.
(D)    Reflects amounts incurred of $3.3 million attributable to our transaction costs including legal, due diligence, valuation, accounting and other related costs incurred after the financial statements presented. No amounts for transaction costs have been recognized in the historical periods presented herein. This charge is not expected to recur in the twelve months following closing.
4.    Unaudited Pro Forma Earnings per Share
Unaudited basic pro forma net income per share is computed by dividing pro forma net income attributable to common shares by the pro forma weighted average number of common shares outstanding during the period. Unaudited diluted pro forma net income per share is computed by dividing pro forma net income attributable to common shares by the weighted average number of common shares outstanding during the period after adjusting for the impact of securities that would have a dilutive effect on net income per share. The pro forma weighted average number of shares outstanding during the period uses the historical weighted average shares outstanding as of March 31, 2026 and December 31, 2025, respectively, as adjusted for the 241,803 shares of Common Stock issued on the Acquisition Date.

For the three months ended March 31, 2026
Pro forma net income - basic and diluted	$7,599
Pro forma weighted average shares outstanding - basic	12,826
Pro forma weighted average shares outstanding - diluted	12,988
Pro forma earnings per share:
Basic	$0.59
Diluted	$0.59

For the year ended December 31, 2025
Pro forma net income - basic and diluted	$18,024
Pro forma weighted average shares outstanding - basic	12,780
Pro forma weighted average shares outstanding - diluted	12,937
Pro forma earnings per share:
Basic	$1.41
Diluted	$1.39